Todd S. Ream
2133 Maple Springs St.
Henderson, Nevada  89015




October 15, 2002


The Flower Valet
Christine L. Szymarek, President
2950 E. Flamingo Rd., Suite B-A1
Las Vegas, Nevada  89121




Dear Christine:

This letter is to confirm our understanding that I will be acting as the Issuing Agent for the SB-2 offering for The Flower Valet. As I understand you will raise $30,000 to $100,000. As I indicated from our conversation you will not be charged a commission; however I will charge a fee to handle the subscription agreement and deposits. That fee as we discussed will be $600 for the minimum $30,000 raised up to $2,000 if the maximum, $100,000 is raised. We will pro rate the difference between the $600 minimum and the $2,000 maximum based upon actual funds received at the time of closing. Fees will be earned and payable at the time of closing. No fees will be earned if the minimum is not received.



Sincerely,


/s/ Todd S. Ream

Todd S. Ream